November 13, 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Step-Up Auto Callable Notes Linked to the S&P Economic Cycle Factor Rotator Index due November 10, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated November 5, 2018 (the “pricing supplement”), the Review Dates are as set forth below:

Review Dates*: November 5, 2019, November 5, 2020, November 5, 2021, November 7, 2022, November 6, 2023, November 5, 2024 and November 5, 2025 (final Review Date)

CUSIP: 48130WAM3

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-8 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the links below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing Supplement dated November 5, 2018:

https://www.sec.gov/Archives/edgar/data/19617/000161577418012255/s113860_424b2.htm

•	Product supplement no. 3-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf

•	Underlying supplement no. 2-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004515/dp89175_424b2-2isp.pdf

•	Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to pricing supplement dated November 5, 2018 to product supplement no. 3-I dated April 5, 2018, underlying supplement no.2-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018